Exhibit 99.1

Shift Appoints Experienced Auto Entrepreneur Ayman Moussa as New CEO and Board Member

SAN FRANCISCO, June 9, 2023 (GLOBE NEWSWIRE) -- Shift (Nasdaq: SFT) today announced that its Board of Directors has appointed Ayman Moussa as Chief Executive Officer and a member of the Board, effective immediately June 9, 2023.

Ayman Moussa is an automotive entrepreneur and CEO with over 20 years of industry experience and leadership. In 2009, he founded Carnamic, a group of new and pre-owned auto dealerships in Northern California. Carnamic has 8 locations and over $200 million in annual revenue.

“With his considerable automotive dealership experience as a founder and operator and a proven track record, we are confident Ayman is ideally positioned to lead Shift during this critical juncture for the company,” said Victoria McInnis, Lead Director of the Board. “His operational expertise, especially in sales and processes, will significantly advance the execution of our omnichannel sales model.”

“I am honored to have the opportunity to lead Shift at this pivotal time as we focus on our path to profitability,” said Mr. Moussa. “I have tremendous respect for the Shift brand, its mission to make car purchase and ownership simple, and its unique vehicle acquisition engine. Having founded and led profitable auto dealerships, I believe there is significant opportunity to improve unit economics and bring the company to EBITDA profitability. I plan to hit the ground running and act with a sense of urgency in implementing process improvements.”

Mr. Moussa succeeds Jeff Clementz, who will remain with the Company as a strategic advisor to Moussa, the Board, and the management team during a transition period. Mr. Clementz will step down from the Board effective immediately.

“On behalf of the Board, I would like to extend sincere appreciation to Jeff for his efforts and dedication to the Company,” said Ms. McInnis. “Jeff led the Company through the CarLotz integration, and his significant ecommerce experience was invaluable in the implementation of the omnichannel sales model. We wish him the best in his future endeavors.”

Update on Strategic Alternatives Review Process

The strategic alternatives review by the Shift Board of Directors is ongoing and includes the evaluation of options regarding the Company’s debt.

Inducement Grant under Nasdaq Listing Rule 5635(c)(4)

Shift and Mr. Moussa entered into an employment agreement, dated June 8, 2023 (the “Employment Agreement”), in connection with his appointment as Chief Executive Officer. The Employment Agreement provides, among other things, that Mr. Moussa is entitled to receive an equity award (the “Employment Inducement Award”) consisting of 1,900,000 restricted stock units, 950,000 of which shall vest based on the passage of time (“Time RSUs”) and 950,000 of which shall vest upon a combination of the passage of time and the achievement of specified performance metrics (“Performance RSUs”), in each case subject to continued employment through the applicable vesting date. 237,500 Time RSUs will vest on June 30, 2024 and the remaining Time RSUs will vest quarterly in equal installments over the following three years. 190,000 Performance RSUs will vest on December 31, 2023 subject to the achievement of a specified EBITDA metric, and the remaining Performance RSUs will vest over calendar years 2024 through 2027 subject to the achievement of specified stock price metrics and certain minimum periods of service.

The Employment Inducement Award was approved by Shift’s Board of Directors and Leadership Development, Compensation and Governance Committee on June 8, 2023 and will be granted to Mr. Moussa as a material inducement to Mr. Moussa’s employment, in accordance with Nasdaq Listing Rule 5635(c)(4). The Employment Inducement Award will be granted outside of Shift’s equity incentive plans.

About Shift

Shift Technologies, Inc. is a consumer-centric omnichannel retailer transforming the used car industry by leveraging its end-to-end ecommerce platform and retail locations to provide a technology-driven, hassle-free customer experience. Shift’s mission is to make car purchase and ownership simple — to make buying or selling a used car fun, fair, and accessible to everyone. Shift provides comprehensive, digital solutions throughout the car ownership lifecycle, enabling customers to purchase a vehicle online with financing and vehicle protection products, and a vision to provide high-value support services during car ownership. For more information please visit www.shift.com.

Forward Looking Statements; Use of Projections

This document includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward looking statements include estimated financial information. Such forward looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of Shift’s business are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to: Shift’s ability to launch and execute its dealer marketplace strategy, grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; changes in applicable laws, regulations, and government policies; general economic conditions, including interest rate movements; the possibility that Shift may be adversely affected by other economic, business, and/or competitive factors; the operational and financial outlook of Shift; Shift’s liquidity and capital resources; and factors described in more detail under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and in the Company’s other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Shift undertakes no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. Shift gives no assurance that it will achieve its expectations.

Investor Relations:

Susan Lewis

IR@shift.com

Media Contact:

press@shift.com

Source: Shift Technologies, Inc.